UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) Of the Securities and Exchange Act Of 1934
February 24, 2010
Date of Report (Date of earliest event reported)
WATSON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-13305	95-3872914
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

311 Bonnie Circle		92880
Corona, California		(Zip Code)
(Address of principal executive offices)
(951) 493-5300
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 24, 2010, the Compensation Committee (the “Committee”) of the Board of Directors of Watson Pharmaceuticals, Inc. (the “Company”) awarded Paul M. Bisaro, the Company’s President and Chief Executive Officer, a special bonus of $250,000 for the completion of the acquisition of Arrow Group. This bonus is in addition to the annual cash incentive payment earned, in an amount equal to 100% of his base salary ($1,000,000), in accordance with the bonus structure approved at the beginning of 2009 based upon maximum achievement of the pre-established adjusted EBITDA and individual performance objectives set for 2009.
     The Committee also approved a revised annual cash incentive program for Mr. Bisaro for 2010. Specifically, under the 2010 program, Mr. Bisaro is eligible to receive a cash incentive bonus targeted at 100% of his base salary, with maximum performance paying out at 150% of base salary. Under the 2009 annual cash incentive program, the maximum bonus payable to Mr. Bisaro was set at 100% of base salary. In addition to the foregoing, Mr. Bisaro will be eligible to receive a special bonus of up to $500,000, in the discretion of the Committee, based upon its qualitative assessment regarding certain non-quantifiable operational objectives.
     The Committee also approved a revised annual cash incentive program for the Company’s other senior executives for 2010. Specifically, the weighting and type of performance objectives has been revised. For the Company’s Chief Financial Officer and the Company’s Senior Vice President, General Counsel and Secretary, 100% of their bonus opportunity for 2010 is tied to the achievement of the adjusted EBITDA target (previously 60% was based on adjusted EBITDA and 40% was based on individual performance). For the Company’s Executive Vice President, Global Generics Division, and the Company’s Executive Vice President, Global Brand Division, the mix is 50% tied to adjusted EBITDA and 50% tied to segment contribution (previously 40% adjusted EBIDTA, 40% segment contribution and 20% individual performance). In addition, the Committee has reserved the right to make adjustments to bonuses (down to 0% and up to 150% of target bonus opportunity) based on its evaluation of the executives’ individual performance after fiscal year-end.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATSON PHARMACEUTICALS, INC.
Dated: March 2, 2010	By:	/s/ David A. Buchen
David A. Buchen
Senior Vice President, General Counsel and Secretary